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                                                                      EXHIBIT 15

Goody's Family Clothing, Inc.
Knoxville, Tennessee

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of Goody's Family Clothing, Inc. and Subsidiaries as of and for the periods ended May 1, 2004 and May 3, 2003 as indicated in our report dated May 19, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended May 1, 2004, is incorporated by reference in Registration Statements Nos. 333-32357, 33-51210, 33-68520, 333-00052 and 333-09595 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
May 19, 2004